THIS PURCHASE AND SALE AGREEMENT made this 26th day of March 2006


BETWEEN:

            Bertil Akesson
                                            hereinafter referred to as "Akesson"
AND:
            Societe Malagasy du Grafit s.a.r.l
            a registered company under the laws of Madagascar

                                            hereinafter referred to as "SOMAGRA"

AND:
            GRAPHITE TECHNOLOGY GROUP, INC.,
            a corporation incorporated under the laws of the State of Delaware hereinafter referred to as "Graphite"

      WHEREAS Akesson is the owner of all shares, less one share, of the capital stock of SOMAGRA, and does have the authority and right to bind the corporation, deal with and dispose of free of any and all agreements and encumbrances of any nature or kind whatsoever, any part or all of the share capital less one share of SOMAGRA, or any part or all of One Hundred Percent (100%) economic interest in Mining Claims and Mining Leases ("the Mining Properties") owned by SOMAGRA situated in the country of Madagascar and more particularly described in Schedule "B" annexed hereto;

      AND WHEREAS Akesson wishes to sell to Graphite a Fifty Percent common equity interest in SOMAGRA and to provide Graphite with the option to acquire all of the shares of SOMAGRA less one share, and also provide SOMAGRA therewith, all lawful rights to explore, develop, extract, and sell minerals, particularly graphite, contained within the Mining Properties, subject to the terms and conditions and Royalties hereinafter set out;

      THEREFORE, this Agreement witness that in consideration of the premises and payments to be made to Akesson by Graphite as set out in Schedule "A" attached herewith and the mutual covenants and the Agreements hereinafter contained, the parties hereto agree as follows:

ARTICLE 1 - REPRESENTATION AND SCHEDULES PART OF AGREEMENT

1.01 The representations of Akesson and SOMAGRA hereinbefore and hereinafter set out shall form part of the Agreement, and are conditions upon which Graphite has relied upon in entering into this Agreement and are construed to be conditions and warranties. In addition, Schedule A shall be an applicable and form part of this Agreement.

ARTICLE 2 - PURCHASE AND TERMS:

12.01 Akesson hereby sells to Graphite a 50% common equity economic interest in SOMAGRA, which economic interest, at and after such sale, shall extend to all right, title and interest in and to the Mining Properties owned and controlled by SOMAGRA free and clear of all encumbrances, but subject to the Royalties as hereinafter set out.

12.02 The Purchase Price for the 50% common equity interest of SOMAGRA paid by Graphite shall be as set out in Schedule A (the "Purchase Price").
12.03 Payment of the Purchase Price shall be paid in the amounts and form and on or before the dates set out in Schedule A.
12.04 In the event that Graphite fails to pay any of the amounts specified above on or before the dates set out in Schedule A, this Agreement shall be at an end and any monies already paid Akesson shall be forfeit and neither Akesson nor SOMAGRA shall be under any obligation to Graphite, nor shall Graphite have any further claim against Akesson, SOMAGRA or to the Mining Properties.

ARTICLE 3 - ROYALTY

3.01 SOMAGRA shall be obligated to pay Akesson a Royalty ("the Royalty") for all right and use of the Mining Properties regardless of Akesson's ownership of SOMAGRA now or at any time after. Graphite shall pay Akesson the Royalty as when and if SOMAGRA should fail to make such payment. The Royalty is to be paid as follows:

(a) Commencing on the 1st day of April, 2006, and each full year hereafter that the Mining Properties are subject to the terms and conditions of this Agreement, a Royalty, or a minimum annual fixed Royalty (the "Minimum Royalty") in the amount of set out in Schedule "C" attached hereto. The first Royalty payment shall be due and be paid in one installment on or before the 1st day of April 2006, and thereafter payment shall be made in two equal installments on or before the 1st day of September and April of each and every year;

(b) In the year in which commercial mining production and products sales begin, and each subsequent year thereafter, the Royalty owing for each such year shall be the amount set out in Schedule C, and shall be that percent amount of the gross value of SOMAGRA's sales of products derived from ore mined on the Mining Properties during any particular year, but less any amount of the Minimum Royalty previously paid. In calculating the gross value of sales of products in any particular year there shall also be amortized deductions by SOMAGRA or by Graphite for any monies advanced for development and operations of the Mining Properties, or otherwise expended in respect to the Mining Properties, including capital costs.

ARTICLE 4 - ASSIGNMENTS

4.01 Graphite shall be at liberty to assign and transfer all its rights, title and interest in this Agreement, provided:

(a) Akesson is informed and gives consent thereto, which consent shall not be unreasonably withheld;

(b) Graphite provides written confirmation by the Assignee of Graphite that the Assignee shall be bound by this Agreement and that all rights and privileges of Akesson or SOMAGRA hereunder will be followed and respected;

(c) Graphite shall remain liable for all its obligations and payments due to Akesson;

(d) And in the event of default, Akesson may enforce any rights or remedies as Akesson shall see fit, as against both Graphite and the Assignee.

4.02 Akesson shall be at liberty to assign and transfer right, title and interest in this Agreement provided;

(a) Graphite is first informed and gives consent thereto, which consent shall not be unreasonably withheld; and

(b) Akesson shall provide written confirmation by the Assignee of the rights and privileges of Graphite hereunder will be followed and respected.

ARTICLE 5 - THE RIGHT TO ENTER AND DO WORK

5.01 Akesson hereby gives and grants to SOMAGRA and to Graphite, its servants and agents during the currency of this Agreement, the sole and exclusive right:

(a)   To enter in, under or upon the Mining Properties;

(b)   To have exclusive and quiet possession of the Mining Properties;

(c) To do such prospecting, exploration, development and/or other mining work thereon and thereunder as SOMAGRA in its sole discretion may consider advisable;

(d) To enter upon and erect upon the Mining Properties such mining plant, buildings, machinery, tools, appliances, and/or equipment as SOMAGRA in its sole discretion may consider advisable; and

(e)   To extract and remove graphite from the Mining Properties.

ARTICLE 6 - REPRESENTATIONS, WARRANTIES AND COVENANTS

6.01  Akesson and SOMAGRA hereby represent and warrant to Graphite that:

(a) The laws of Madagascar and all other applicable laws with respect to the Mining Properties have been complied with, and without limiting the generality of the foregoing, the Mining Properties have each been properly and duly recorded in accordance with current prevailing law;

(b)   The Mining Properties are in good standing;

(c) SOMAGRA may, subject to mining and any environmental laws or regulations applicable thereto, extract and dispose of ore, as provided for by this Agreement without obtaining additional permission of, any person, firm or corporation.

6.02 Graphite hereby covenants and agrees for so long as this Agreement continues in full force and effect:

(a) To permit Akesson or duly authorized agents to have access to the Mining Properties in order to examine any work carried out by or on behalf of SOMOGRA or Graphite, provided however that neither Akesson nor agents of Akesson shall interfere with or obstruct the operation of SOMOGRA or Graphite, its servants and agents on the Mining Properties; and

(b) To do all things required to be done to maintain the Mining Properties in good standing; and

(c) To forward applicable reports, surveys, logs and all other data, or working papers relating to the work done on the Mining Properties; and

(d) To permit Akesson, servants or agents of Akesson, access to the books and records of SOMOGRA or Graphite pertaining to the operation or work on the Mining Properties for the purposes of calculating or verifying the Royalty payable hereunder and compliance with this Agreement; and

ARTICLE 7 - PROTECTION OF GRAPHITE TECHNOLOGY

7.01 Akesson will from time to time as and when requested by Graphite, execute or cause to be executed all further documents and instruments which are in the opinion of Graphite reasonably necessary to enable SOMOGRA or Graphite to have and maintain the rights given to it in this Agreement.

7.02 Akesson and SOMAGRA agree that Graphite may protect its interest in the Mining Properties as the same may be from time to time constituted, by doing either or both of the following:

(a) It may register this Agreement or a memorandum of this Agreement or any other document or documents Graphite may consider advisable in order to protect is rights and interest hereunder against the title of the Mining Properties; or

(b) It may register this Agreement or a memorandum of this Agreement or any other document or documents, whether for and on behalf of SOMAGRA or for Graphite, which Graphite may consider advisable in order to protect is rights and interest hereunder against the title of the Mining Properties.

ARTICLE 8 - TITLE

8.01  Title to the Mining Properties shall remain with SOMAGRA.

8.02 The ownership of the Mining Properties shall from now and after be registered such that SOMAGRA is the sole registered owner free of any other claim of ownership by any party.


ARTICLE 9 - NOTICE

9.01 Any notice, document or other communication required or permitted by this Agreement to be given by a party hereto shall be in writing and is sufficiently given if delivered personally, or if sent by prepaid ordinary mail, or if transmitting by any form of telecommunication to either party to this Agreement as listed below:

            Graphite Technology Group, Inc.
            106 Lakeside Avenue, P.O. Box 210
            Delano, PA  18220

            M. Bertil Akesson
            SOMAGRA
            Rue Ravoniahitriniarivo
            Ankrodrano, Antananarivo
            Madagascar

9.02 Either party may from time to time by notice in writing change its address for the purposes of this Article 9.

ARTICLE 10 - MINING AND EXPLORATION

10.01 SOMAGRA shall conduct its exploration, mining and other activities on the Mining Properties in accordance with good mining and exploration practice and to comply with all mining, environmental laws, by-laws or regulations of any governmental body having jurisdiction.
10.02 SOMAGRA shall be managed and operated under the direction and absolute discretion of Graphite managerial appointments to SOMAGRA.

ARTICLE 11 - GENERAL

11.01 Akesson, SOMAGRA and Graphite, agree to execute all further documents as may be necessary to give affect to this Agreement, or to clarify this Agreement in any respect as may be lawfully within its power to do in order to carry out the provisions and the intent of this Agreement.

11.02 This Agreement supersedes all prior negotiations and contains the entire understanding between the parties hereto and may be modified only by instrument in writing signed by the party or parties against which the modification is asserted.

11.03 This Agreement and shall be for the benefit of and be binding upon Akesson, SOMAGRA and Graphite and their successors and assigns.

11.04 The parties hereto shall execute all documents and further assurances and do all things that shall be necessary or desirable.

11.05 This Agreement shall be subject to and he interpreted and administered in accordance with the laws of Madagascar when applicable and otherwise governed by the laws of the State of Delaware, the United States, applicable therein.

ARTICLE 12 - PURCHASE OPTION

12.05 Akesson does hereby grant to Graphite the option and right to acquire all remaining shares of SOMAGRA less one share owned by Akesson, the terms of which purchase, as and if made, shall be identical to the terms and conditions and purchase price for the 50% common equity ownership purchased by Graphite by this Agreement (the "Option").

12.06 Execution of the Option shall be made at any time at the election of Graphite so long as execution of the Option shall be made in its entirety and no less than the entirety, and shall be executed on or before three years and thirty days from the date first written above.

12.07 The shares in the capital of Graphite to be issued in part payment of the execution price of the Option shall be the number of shares determined to be the share amount that is the average price for Graphite shares as traded for ninety days (90) beforehand on a stock exchange where Graphite's shares are then traded, or absent the shares being traded on an exchange, then at the price determined by an accredited business valuation expert appointed by the mutual consent of Akesson and Graphite.

12.08 The Option, when executed, may be executed by payment made entirely in cash in lieu of cash and Graphite shares.

      IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

                              )
                              ) GRAPHITE TECHNOLOGY GROUP, INC. )
                              )
                              ) /S/ James E. Olive
                              ) I have authority to bind the Corporation. )
                              )
                              ) Societe Malagasy du Grafit, )
                              )
                              ) /S/ Bertil Akesson
                              ) I have authority to bind the Corporation.